News from

Buckeye

FOR IMMEDIATE RELEASE
                             Contacts:                               Steve Dean
Sr. Vice President
and Chief Financial Officer
901-320-8352

Daryn Abercrombie
Investor Relations
901-320-8908

Website:  www.bkitech.com

BUCKEYE ANNOUNCES $35 MILLION REDEMPTION OF NOTES

MEMPHIS, TN  December 2, 2009 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it is calling for redemption prior to their maturity $35 million in aggregate principal amount of its outstanding 8.5% Senior Notes due 2013 (the “2013 Notes”) at a redemption price of 102.833% of their principal amount in accordance with their terms. Buckeye will redeem these notes on January 4, 2010.  Upon completion of this redemption, $165 million of the 2013 Notes will remain outstanding.  A formal notice of redemption is being sent separately to the affected holders of the 2013 Notes, in accordance with the terms of the indenture for these Notes.  Buckeye plans to finance this redemption using drawings from its revolving credit facility and cash on hand.   As of November 30, 2009, Buckeye had approximately $99 million of availability on its revolving credit facility and a cash balance of approximately $28 million.  This redemption is expected to result in a one-time charge for early extinguishment of debt in Buckeye’s fiscal third quarter of $1.6 million (of which $0.6 million is a non-cash charge), or about 3 cents per share.  We expect to realize annualized interest savings of approximately $2.4 million assuming variable interest rates remain close to current levels.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with  the Securities and Exchange Commission.